Exhibit 10.1

January 8, 2021

Dear Bill,

On behalf of Trevi Therapeutics, Inc. (the “Company” or “Trevi”), I am pleased to offer you employment with the Company on the following terms.

Employment.  I am pleased to offer you the position of Chief Development Officer, beginning on a mutually agreed upon date anticipated to be by the end of January (the “Start Date”), reporting to the Chief Executive Officer of the Company.  You will be responsible for performing the duties and responsibilities as are customarily associated with the position or as the Company may otherwise assign to you. Your primary place of employment will be in the Company's offices located in New Haven, Connecticut and you will generally be expected to be in the office at least 2-3 days per week, taking into account current activities and other travel commitments.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Board. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and procedures and all applicable laws and regulations.

Base Salary.  During your employment, the Company will pay you a salary at the bi-weekly rate of $17,308, which is equivalent to $450,000 on an annualized basis, payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings.  Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus.  Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors in its sole discretion, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, and subject to your continued employment in good standing on the date of payment of such incentive bonus.  Your target annual incentive bonus opportunity shall be up to 40% of your annualized base salary.  Your target annual incentive bonus opportunity for your first fiscal year will be pro-rated in accordance with the Company’s policy.

Benefits.  You may participate in any and all benefit programs that the Company establishes and makes available to its similarly situated executive employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation.  You will be eligible for annual paid vacation of 20 days. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time.  The Company’s vacation policy is subject to change at any time in the Company’s sole discretion.

Equity Grants.  Subject to and upon the approval of the Board of Directors of the Company after your Start Date, the Company shall grant to you a stock option (the “Option”) under the Company’s 2019 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), to purchase 200,000 shares (subject to any adjustments for any stock splits, stock dividends, reverse stock splits or recapitalizations that are effected at any time during the period commencing after the date of this letter and ending on the grant date of the Option, the “Option Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price equal to fair market value of the Common Stock, as determined by the Board of Directors of the Company, on the date of the grant of the Option (the “Grant Date”).

Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms, provisions, and restrictions on transfer of the Plan, your stock option agreement, any other agreement to which you shall become, or are required to become, a party pursuant to the terms of the Plan.

You may be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors. The terms of any future equity grant will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the award(s) are granted.

Temporary Living and Relocation. The Company will reimburse temporary living expenses with a cap of $7,500 per month. The Company will also reimburse your reasonable and documented relocation expenses in accordance with the Company's relocation program if you relocate prior to the second anniversary of the Start Date. There will be an aggregate cap on the relocation expenses of $25,000. If you leave the Company within a year of moving, then 50% will be returned to Trevi.

Severance. The Company has a Separation Benefits Plan for executive officers, which you are eligible to participate in under the terms thereof.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations.  At or prior to the Start Date, you shall execute and deliver for the benefit of the Company the Invention and Non-Disclosure Agreement and, Non-Competition and Non-Solicitation Agreement in the forms attached to this letter.

At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter.  This letter supersedes all prior understandings, whether written or oral, with respect to the subject matter of this letter.

Cooperation.  During your employment with the Company and thereafter, you shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters relating to your employment period with the Company and/or its affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, your appearing at the

Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession).  Following your employment term with the Company, the Company shall reimburse you for all reasonable out of pocket travel expenses incurred by you in rendering such services that are approved by the Company.

Representations.  You hereby represent and warrant to the Company that the execution, delivery and performance of this offer letter by you do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.

Entire Agreement.  This letter constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between you and the Company which may have related to the subject matter hereof in any way, any of which are hereby terminated and cancelled and of no further force or effect without the payment of any consideration by or to either you or the Company.

Amendment.  The provisions of this letter may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter shall affect the validity, binding effect or enforceability of the letter or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter at the same or any prior or subsequent time.

Bill, I look forward to working with you and believe you could make a significant impact as part of the Trevi team.  Please indicate your acceptance of this letter of employment by signing a copy of this offer letter and returning it to us by January 15, 2021.  As always, I'm happy to discuss any of the terms or share any of the compensation data behind our offer.

Sincerely,

/s/ Jennifer L. Good

Jennifer L. Good

President & CEO

The foregoing correctly sets forth the terms of my at-will employment with Trevi.  I am not relying on any representations other than those set forth above.

/s/ William Forbes January 11, 2021

William ForbesDate